EXHIBIT 99.2

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Conference Call Speech Q3 2011
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Good morning. I'm Dan O'Brien, CEO of Flexible Solutions.

Safe Harbor provision:

The Private Securities Litigation Reform Act of 1995 provides a "Safe Harbor" for forward-looking statements. Certain of the statements contained herein, which are not historical facts, are forward looking statements with respect to events, the occurrence of which involve risks and uncertainties. These forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the company is detailed from time to time in the company's reports filed with the Securities and Exchange Commission.

Welcome to the FSI conference call for third quarter 2011.

Before talking about the financials, I'd like to speak about where we are in our major projects and what we expect for the next quarters.

Growth has continued in all our market verticals. Record revenue was booked in third quarter and was based on increased volume of product.

Our sugar to aspartic acid plant, in Alberta, has announced commercial production status. The announcement noted all the details that we are willing to share. FSI believes that our new plant represents a long-term commercial advantage that can be best preserved by limiting the specific information available about it. Production from the Alberta plant will allow FS, through the NanoChem division, to supply AsPure [TM], the only renewably-based poly-aspartic acid in the world. This will allow access to customers who demand this level of environmentally sound material as well as insulating the company from future oil price shocks.

One of the potential customers for this grade of material is the dish and laundry detergent market. The market opportunity for our product in detergents is estimated as greater than $350 million per year.

The NanoChem division now represents more than 90% of revenue and has become the main sales and profit driver of our company. This division makes poly-aspartic acid [TPA] a biodegradable protein with many valuable uses.

TPA is also used in agriculture to increase crop yield. In North America alone, the wholesale market is over $2 billion a year and most crops are able to use TPA profitably. Sales into agriculture were strong in 2010 and that strength carried forward into Q1 and Q2 2011. In past years agriculture sales have been low in Q3, however, this year we saw increased sales in the quarter that we believe will recur in future Q3 periods. As a result, we expect the revenue seasonality we have experienced in the past to be reduced but not erased. Additional distribution opportunities have been obtained this year and we are optimistic that they will result in substantial new sales in 2012.

The way TPA works in agriculture is by slowing the inevitable crystallization of fertilizer ions with oppositely charged ions naturally present in soil. This results in fertilizer remaining bio-available for plant growth through more of


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the season and yield is  increased.  It is  important to realize that this yield increase is in addition to the yield available from using the optimal quantity of fertilizer - a grower can actually make each acre of his land more efficient and more profitable by including TPA as well as the recommended fertilizer load for his particular soil. For example, growers who use TPA as part of an optimal fertilizer program typically obtain 8 to 12 extra bushels of corn per acre at a cost that is a fraction of the value of the extra yield.

TPA is also a biodegradable way of treating oilfield water to prevent pipes from plugging with mineral scale. Our sales into this market are well established and growing steadily but can be subject to temporary reductions when production is cut back or when platforms are shut down for reconditioning. In some areas, including many Nordic countries and companies operating in the North Sea use of TPA is mandated as part of environmental regulation.

Q4 and 2012
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We are very  optimistic.  Swimming pool sales  continue to increase  compared to
2010 which in turn was up from the depths of 09. Macro-economic trends in crop prices remain positive which increases interest in TPA for agriculture. More quarters of rapid growth in agricultural sales are very likely. The oil sector is providing us with new chances to grow and, now that the Alberta plant has started operations we can concentrate on increasing output and lowering cost of raw materials. Prior to this speech, we estimated that in 2011 we would exceed all comparable quarters by 15% or more. Since we have already had 29% and 39% increases in Q1 and Q2 respectively, plus the 44% increase in Q3, our 15% growth prediction for 2011 is obviously far too conservative. Pause for laugh track.

We have reviewed the market verticals and assessed growth probabilities for Q4 and full year 2012. We are comfortable with an increased prediction of revenue growth in the range between 20 and 30 percent for both periods.

Given the parameters above, we predict sales in Q4 to drive full year 2011 revenue to between $15 and $16 million. Extrapolation of predicted 2011 results into full year 2012 leads to potential revenue in the range of 18 to 21 million. Starting in Q1 2012 we revolve into our stronger half year and we hope to show proof of full year potential beginning then.

In Q4, we expect additional operating cash flow and GAAP operating earnings resulting in GAAP profits for the year. We caution that continuously high oil prices have increased aspartic acid prices. This increases our cost of goods and negatively affects margins until the production at the Alberta plant can relieve the pressure.

Highlights of the financial results:

Sales for the quarter increased 44% to $3.86 million compared with $2.68 million for 2010. The result is a loss of $92 thousand or $0.01 per share in the 11 period, compared to a loss of $155 thousand or $0.01 per share, in 10. It must be stated that increased cost of raw material coupled with strong resistance to price increases by industrial and oil service customers has reduced our margins in 11 compared to the same quarter of 10. Revenue is expected to increase for the rest of the year and throughout 2012 at 20 to 30 percent rates compared to year earlier numbers and revenue forecasts will be updated at each conference call.


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Because of the  out-size  effects of  depreciation,  stock  option  expenses and one-time items on the financials of small companies, FSI also provides a non-GAAP measure useful for judging year over year success. "Operating cash flow" is arrived at by removing depreciation, option expenses and one-time items from the statement of operations. Please note that our definition of one-time items includes expenses at the Alberta plant until the day it begins commercial production. Now that Alberta is producing, its expenses will be excluded from our non-GAAP calculations starting in Q4 2011 and the disparity between GAAP and non-GAAP numbers will decrease as Alberta increases output. Alberta operations have a significant tax loss to date that will shelter Alberta earnings for several quarters. After all tax losses have been used, the Canadian combined tax rate is 25%.

For nine months 2011, operating cash flow was $2.32 million, 18 cents per share compared to $1.74 million and 12 cents per share in the same 9 months of 2010. We are pleased with these results. Detailed information on how to reconcile GAAP with non-GAAP numbers is included in our news release of Nov 14th.

GAAP operating income for the third quarter of 2011 was positive $155,288 compared to negative $146,275 for a net positive change of $301,563. This illustrates the cost control exercised throughout operations and the effect of increased total sales; even in a macro-economic situation where profits are compressed.

We would like to remind investors of two actions from earlier in 2011 that have continued bearing on our financial condition. First, we bought back and cancelled nearly 800,000 shares which significantly reduced our stock outstanding. Second, to recover the working capital position reduced by the cash used for stock repurchase, we negotiated a line of credit for up to 1.5 million at 4% secured against inventory and receivables in the NanoChem division. The result of these two actions is less dilution per share and slightly higher funds available for operations.

Finally, our other product lines, Watersavr and swimming pools are being emphasized less than the NanoChem division while maintaining the long-term opportunities and limiting cash and management costs. Swimming pool sales are back to pre-recession levels and we are planning for resumption of growth in the division through 11 and into 12. Watersavr sales are more difficult to predict. We are continuing our efforts in Turkey, Morocco, the middle-east, parts of East-Asia, Australia and Spain. Small sales are expected at intervals through the year.

The text of this speech will be available on our website by Tuesday November 15th and email copies can be requested from Jason Bloom at 1-800-661-3560. [Jason@flexiblesolutions.com]

Thank you, the floor is open for questions.


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